Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 28, 2014 with respect to the consolidated financial statements of New Residential Investment Corp. and Subsidiaries, and the effectiveness of internal control over financial reporting of New Residential Investment Corp. and Subsidiaries, in the Registration Statement (Form S-11 No. 333-191300) and the related Prospectus of New Residential Investment Corp.

/s/ Ernst & Young LLP

New York, NY

April 4, 2014